Exhibit 10.1

[QUMU LETTERHEAD]

April 27, 2015

Peter Goepfrich
[address]
[address]

Dear Peter,

On behalf of Qumu Corporation, I am pleased to offer you the position of Chief Financial Officer (CFO). In this position, you will serve as Qumu’s principal financial officer and principal accounting officer as those terms are defined under the rules of the Securities and Exchange Commission. Below is a summary of information related to this full time offer of employment. We would like you to begin serving in this role by May 25, 2015.

You will report to Qumu’s Chief Executive Officer.

Base Salary

In this position your annual base salary will be $290,000, or $11,153.85 per pay period per Qumu’s current payroll cycle, subject to regular withholdings. The statement of annual salary does not imply a guarantee of employment for any specific length of time.

Letter Agreement

As an executive officer of Qumu, Qumu is willing to enter into an agreement with you relating to severance and change in control benefits (the “Letter Agreement”), a copy of which is attached to this offer letter. Neither this offer letter nor the Letter Agreement is an agreement for a term of employment. Your employment is “at will” and may be terminated by you or Qumu at any time with or without cause, subject to the benefits of the Letter Agreement. There are no express or implied agreements to the contrary.

Short-Term Incentive Plan

You will be eligible to participate in Qumu’s annual short-term cash incentive plan, which for 2015 is the “2015 Incentive Plan” as adopted by Qumu’s Compensation Committee.

Under the 2015 Incentive Plan, you will be eligible for cash incentive pay of 50% of your base salary at the target level, with the actual incentive payout to you based on Qumu’s achievement of the 2015 Incentive Plan performance goals as determined by the Qumu Compensation Committee but subject to a minimum payout to you under the 2015 Incentive Plan of $75,000.

All incentive amounts under the 2015 Incentive Plan will be paid in the first quarter of 2016. Like other executive officer participants in the 2015 Incentive Plan, you must be employed by Qumu as of December 31, 2015 and as of the payment date, which is expected to be in March 2016, in order to receive a payout under the 2015 Incentive Plan unless termination of employment is due to death, disability or follows a “change in control” as provided in the Letter Agreement. Additionally, all incentive payments under the 2015 Incentive Plan are subject to “clawback” to the extent required by federal law and Qumu’s Second Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”).

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One-Time Bonus Payment

You will receive a one-time bonus of $40,000 with the first paycheck following your start date. If your employment with Qumu terminates prior to the one year anniversary of your start date for any reason other than termination by Qumu without “Cause” or termination by you for “Good Reason” (as defined in the Letter Agreement), you will be required to reimburse Qumu for the full amount of this bonus.

Stock Options

You will be granted on your first day of employment a seven year non-qualified stock option for 130,000 shares of Qumu common stock.  The option will have an exercise price of the fair market value of our common stock on the date of grant and vest over a four year period. While the option will not be granted pursuant to any shareholder-approved stock incentive plan, the option will be structured to mirror in all other respects non-qualified stock options granted under the 2007 Plan. The stock option will be governed by a stock option agreement that will be provided to you following the grant date.

Benefits

Qumu offers Health, Dental, Company sponsored Life and Accidental Death and Dismemberment Insurance, Voluntary Life Insurance, as well as Long and Short Term Disability Insurance. Additional benefits are available as outlined in the employee handbook.

You are eligible to participate in Qumu’s benefit plans the first of the month following your start date.

401(k) Plan

Qumu offers a 401(k) plan. Employees 21 years of age or older can participate. You may begin making contributions to the 401(k) plan the first of the month following your start date. Employees can elect to defer pretax and/or post-tax contributions from their base compensation and are capped at the IRS annual limit.

You are eligible for the company match beginning with your effective date when you elect to participate in Qumu’s 401(k) plan. The discretionary company match is $.50 of each dollar up to 6%. Based on your deferral percentage during each pay period, the amount of eligible company match is vested immediately and deposited into your account per the guidelines. Employee contributions are always 100% vested.

Vacation, Sick Time and Holidays

Employees accrue vacation time on a monthly basis depending on length of service. Upon your start date, you will be granted four weeks (20 days) of vacation. Your accrual rate will follow the schedule below:

Length of Service	Accrual Rate Per Month	Days Per Year	Maximum Accrual Cap
Up to 5 years	10 hours	15	25 days (200 hrs)
5yrs, 1 mth to 10 yrs	13.33 hours	20	25 days (200 hrs)
10yrs, 1 mth +	16.67 hours	25	30 days (240 hrs)

Qumu encourages employees to take full advantage of accrued vacation time. Accrued, unused vacation may be carried forward from one year to the next, up to the maximum accrual cap.

Qumu provides full time employees with a number of sick days per year. Each full-time employee is eligible to take up to five (5) sick days (40 hours) in a calendar year. Hours are deposited in the employee “Sick Time” account January 1 of each year. Employees hired after February 1 are eligible to use a prorated number of sick hours.

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Qumu grants ten (10) paid holidays per year. The holiday and payroll schedules will be provided at On-boarding.

A detailed benefit summary will be provided to you upon your start date. All benefits are subject to change at any time at the discretion of Qumu. In the event of mis-communication and/or an error occurs, the benefit’s Summary Plan Description will stand.

No Conflicts

By signing below, you confirm that you do not have any type of written or oral non-competition agreement or any other agreement that would prevent you from accepting or performing services for Qumu Corporation. You agree that you will not use and/or disclose confidential information obtained from previous employers during your employment with Qumu Corporation, unless the information is publicly known or your previous employer(s) have represented to you that you are entitled to use and/or disclose the information.  If you have any type of written or oral non-competition agreement or any other agreement that is currently in force you must provide a copy for Qumu Corporation to review.  This offer of employment is contingent upon nothing in such agreement(s) prohibiting you from performing the services of the job being offered.

Conditions of Employment/Required Documents

As a condition of employment, you are required to sign a Qumu Corporation Employee Nondisclosure and Noncompetition Agreement (copy attached). You must also complete and deliver to Qumu two questionnaires that have been provided to you separately.

As a condition of your employment, you must provide proof of your eligibility to work in the United States upon your start of employment in accordance with federal law.

This offer letter, along with the foregoing Employee Nondisclosure and Noncompetition Agreement and the Letter Agreement, sets forth the terms of your employment with Qumu and supersedes any prior representations or agreements between us, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chief Executive Officer and by you.

Expiration of Offer

This offer of employment will expire if not accepted by you by the close of business on Monday, April 27, 2015. Please let us know of your decision to join Qumu by signing this offer letter and returning it by scan directly to Sherman Black at [email] by that date, and subsequently bringing a signed copy to our office on your first day.

Peter, on behalf of myself and the whole Board, we are excited to have you as part of our team and excited for the contributions you will make to Qumu.

Sincerely,

/s/  Sherman L. Black

Sherman L. Black
Chief Executive Officer

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I accept the offer of employment with Qumu Corporation under the terms described in this letter. I sign this letter voluntarily and not in reliance on any promises other than those contained in or incorporated by reference in this letter.

/s/ Peter J. Goepfrich
Peter J. Goepfrich

April 27, 2015
Date

Attachments:
Letter Agreement
Employee Nondisclosure and Noncompetition Agreement
D & O Questionnaire
506 Questionnaire
Stock Option Agreement
Stock Option Plan
Background Check forms

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